EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1948
Contacts: Media - Robin Keegan 404-652-4713 Investors - Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: Feb. 1, 2005
GEORGIA-PACIFIC REPORTS FULL-YEAR 2004 AND FOURTH QUARTER RESULTS

Performance highlights include:

●	Full-year net income more than doubles in 2004
●	Strong North America consumer products performance
●	Record structural panels year
●	Building products business records second highest profit ever
●	Debt reduced nearly $2 billion in 2004

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported full-year 2004 net income of $623 million ($2.37 diluted earnings per share), which was more than double net income of $254 million ($1.01 diluted earnings per share) for 2003. Full-year 2004 net income was $771 million ($2.93 diluted earnings per share) before $148 million in unusual items. Full-year 2003 net income was $349 million ($1.39 diluted earnings per share) before $95 million in unusual items and an accounting change (refer to "Reconciliation of Earnings Before Unusual Items" Table).

            Fourth quarter 2004 net income was $16 million (6 cents diluted earnings per share) compared with net income of $31 million (12 cents diluted earnings per share) for the same period of 2003. Fourth quarter 2004 net income was $134 million (51 cents diluted earnings per share) before $118 million in unusual items. Fourth quarter 2003 net income was $132 million (52 cents diluted earnings per share) before $101 million in unusual items (refer to "Reconciliation of Earnings Before Unusual Items" Table).

            "This has been an outstanding year for Georgia-Pacific. We've successfully implemented our consumer products strategy, posted record profits in our structural panels business and saw improving conditions in our packaging and papers businesses," said A.D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific.

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Full-Year 2004 Detail

Following are highlights of full-year results:
(in millions, except per share amounts)

	2004	2003

Income from continuing operations	$626	$324
Income from continuing operations per diluted share	$2.38	$1.29

Income from continuing operations before unusual items	$762	$341
Income from continuing operations before unusual items
per diluted share	$2.90	$1.36

Net income (including discontinued operations)	$623	$254
Net income per diluted share	$2.37	$1.01

Net income before unusual items	$771	$349
Net income before unusual items per diluted share	$2.93	$1.39

The company normally reports on a 13-week quarter and a 52-week year. The company's 2003 fiscal fourth quarter and year had 14 weeks and 53 weeks, respectively.

            Net sales for the year 2004 were $19.7 billion, equal to $19.7 billion in 2003 sales. Excluding sales of the building products distribution business, which was sold in May 2004, net sales for 2004 increased $1.8 billion or 11 percent from 2003.

Full-year 2004 included the following unusual items:
●

A pretax charge of $159 million ($100 million after tax, or 38 cents per diluted share) consisting of an increase of $48 million to add the tenth year to the company's asbestos reserve, a $109 million increase in reserves for its asbestos defense spending through 2014 (which averages $11 million per year before tax benefits) and a net $2 million reduction of its asbestos insurance receivables;

●	A gain of $92 million ($39 million after tax, or 16 cents diluted earnings per share) on non-strategic asset sales;
●

A pretax charge of $76 million ($47 million after tax, or 18 cents diluted loss per share) for asset impairment and restructuring primarily related to the Bellingham, Wash., facility which has been sold to the Port of Bellingham; and severance and restructuring costs at the Green Bay (Broadway) facility in Wisconsin and the South San Francisco, Calif., packaging facility; and

●

A pretax credit of $9 million ($6 million after tax, or 2 cents per diluted share) from an increase in an insurance receivable related to an environmental remediation site in the North America consumer products business unit.

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            Income for the full year 2004 also included $123 million ($77 million after tax, or 29 cents diluted loss per share) in stock-based compensation costs. For the full year 2003, stock-based compensation was $48 million ($30 million after tax, or 12 cents diluted loss per share).

            For the year 2004, cash provided by operations was $1.5 billion, including $533 million in the fourth quarter. The company made capital expenditures for property, plant and equipment of $713 million during 2004, with $265 million spent in the fourth quarter. In 2003, cash provided by operations was $1.8 billion, and capital expenditures totaled $710 million.

For the full year 2004, debt was reduced nearly $2 billion or 18 percent to $8.7 billion, including $217 million in the fourth quarter.

Fourth Quarter 2004 Detail

Following are highlights of fourth quarter results (in millions, except per share amounts)

	4Q 2004	4Q 2003

Income from continuing operations	$15	$137
Income from continuing operations per diluted share	$0.06	$0.54

Income from continuing operations before unusual items	$134	$132
Income from continuing operations before unusual items
per diluted share	$0.51	$0.52

Net income (including discontinued operations)	$16	$31
Net income per diluted share	$0.06	$0.12

Net income before unusual items	$134	$132
Net income before unusual items per diluted share	$0.51	$0.52

            Net sales for the fourth quarter 2004 were $4.5 billion and increased $130 million or 3 percent compared with the 2003 fourth quarter, excluding sales from the building products distribution business. Net sales for both quarters exclude results from the non-integrated pulp facilities, which have been sold and are reported as discontinued operations.

Unusual items for the fourth quarter 2004 consisted of:
●	A pretax charge of $159 million ($100 million after tax, or 38 cents diluted earnings per share) for asbestos costs as described above;
●	A pretax charge of $38 million ($23 million after tax, or 8 cents diluted earnings per share) related to asset impairments, facility closures and employee severance;

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● A pretax charge of $21 million ($13 million after tax, or 5 cents diluted earnings per share) related to the early extinguishment of debt;
● A pretax gain of $13 million ($12 million after tax, or 4 cents diluted earnings per share) from asset sales; and
● A pretax credit of $9 million ($6 million after tax, or 2 cents diluted earnings per share) for the insurance receivable adjustment described above.

            In addition, net income for fourth quarter 2004 included $27 million ($17 million after tax, or 6 cents diluted loss per share) in stock-based compensation expense. For fourth quarter 2003, stock-based compensation expense was also $27 million ($17 million after tax, or 7 cents diluted loss per share).

The quarter's results include $30 million (11 cents per share) from favorable changes in the status of tax audits and foreign tax rate changes.

Details on unusual items for business unit operating profit are included in the "Reconciliation of Operating Profit Before Unusual Items" Tables at the end of the release.

North America Consumer Products

            The North America consumer products segment includes the company's retail and commercial tissue businesses. Familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® disposable tableware business.

            The segment recorded full-year 2004 operating profit before unusual items of $730 million, up 19 percent compared with an operating profit before unusual items of $616 million for the previous year. Operating profit in 2004 was $698 million and included a net charge of $32 million for unusual items including severance, equipment relocation, facility sales and environmental reserve adjustments. Operating profit in 2003 was $601 million and included a net charge of $15 million for unusual items including environmental reserve adjustments, asset impairments, employee separation and machine closure costs.

            The segment recorded a fourth quarter 2004 operating profit before unusual items of $227 million, up 57 percent versus operating profit before unusual items of $145 million in the fourth quarter 2003. The fourth quarter 2004 operating profit was $222 million and included a net charge of $5 million for unusual items including asset impairments and environmental reserve adjustments. Fourth quarter 2003 operating profit was $167 million and included a net gain of $22 million for unusual items including asset impairments, employee separation, machine closure costs and environmental reserves.

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            "Full-year operating profit before unusual items increased 19 percent over 2003 primarily due to the successful implementation of our strategy to improve and separate our brands, and to improve our returns," said Correll. "Gains in efficiency, improvements in distribution and product rationalization helped offset inflation.

"Our progress is very encouraging and our strategy is clearly working. Compared to the fourth quarter of last year, our revenues in this segment are up 3 percent while earnings are up 57 percent."

International Consumer Products

            The international consumer products segment markets both retail and commercial products such as bathroom and facial tissue, handkerchiefs and paper towels as well as tabletop products for foodservice in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® and Delica®.

            The segment recorded full-year 2004 operating profit before unusual items of $178 million, compared with an operating profit before unusual items of $175 million for 2003. Operating profit in 2004 was $174 million and included a net charge of $4 million for unusual items for severance costs and a fire at the company's Russian facility. Operating profit in 2003 was $160 million and included a net charge of $15 million in unusual items primarily for severance costs.

            The segment recorded a fourth quarter 2004 operating profit before unusual items of $42 million versus operating profit before unusual items of $52 million in the fourth quarter 2003. The fourth quarter 2004 operating profit was $39 million and included a net charge of $3 million for unusual items including severance costs. Fourth quarter 2003 operating profit was $37 million and included a net charge of $15 million of unusual items primarily for severance costs.

The currency exchange rate between the U.S. dollar and the Euro benefited this year's fourth quarter results by approximately $3 million and benefited full-year 2004 results by $17 million.

"Our continued cost reduction initiatives in Europe helped maintain our competitive position by offsetting lower prices and inflation," Correll said.

Packaging

            Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 55 converting operations. Its Color-Box subsidiary is the largest litho-laminated corrugated manufacturer in North America.

            The segment recorded a full-year 2004 operating profit before unusual items of $282 million, compared with an operating profit before unusual items of $277 million for the previous year. Operating profit in 2004 was $304 million and included a net gain of $22 million for unusual items for asset sales, severance and equipment relocation related to the asset sales. Full-year 2003 operating profit was $345 million and included a net gain of $68 million on asset sales, including the sale of railroad operations.

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            The segment recorded a fourth quarter 2004 operating profit before unusual items of $72 million versus $59 million in the fourth quarter 2003. Fourth quarter 2004 operating profit was $77 million and included a pretax gain of $5 million for asset sales. The fourth quarter 2003 operating profit was $109 million and included a $50 million pretax gain on the sale of railroad operations.

            "Full-year 2004 operating profits in packaging were up over the same period in 2003. Increasing fiber and energy costs as well as maintenance spending were offset by improved pricing," Correll said. "Fourth quarter 2004 volume was down somewhat versus a year ago, primarily as a result of there being one week less in fourth quarter 2004."

Bleached Pulp and Paper

The bleached pulp and paper segment is comprised of the company's bleached board and communication papers businesses as well as its 38.9 percent minority ownership in Unisource.

            The segment recorded a full-year 2004 operating profit before unusual items of $26 million, compared with an operating profit before unusual items of $8 million for the previous year. Operating profit in 2004 was $51 million and included a net gain of $25 million primarily related to the sale of the company's interest in Brazilian pulp operations. The operating loss in 2003 was $48 million and included a net charge of $56 million in unusual items for asset impairment.

            The segment recorded a fourth quarter 2004 operating profit before unusual items of $23 million versus a loss before unusual items of $1 million in the fourth quarter 2003. In fourth quarter 2004, operating profit was $24 million and included a net gain of $1 million for a machine closure and a $4 million operating loss from the company's equity investment in Unisource. The fourth quarter 2003 operating loss was $8 million and included a net charge of $7 million primarily for a machine closure, and a $4 million operating loss from the equity investment in Unisource.

"Year over year, we've executed a solid turn-around in these businesses with price increases and cost reduction initiatives across all grades," Correll said.

Building Products Manufacturing

The building products manufacturing segment includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

            The segment recorded a full-year 2004 operating profit before unusual items of $1.01 billion, compared with an operating profit before unusual items of $418 million for the previous year. Operating profit in 2004 was $997 million and included a net charge of $14 million for unusual items including facility sales, closures and severance costs. Operating profit in 2003 was $378 million and included a net charge of $40 million for unusual items primarily for asset impairments, employee separation and facility closure costs.

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            The segment recorded a fourth quarter 2004 operating profit before unusual items of $101 million versus operating profit before unusual items of $206 million in the fourth quarter 2003. Fourth quarter 2004 operating profit was $86 million and included a net charge of $15 million for unusual items including asset impairments. Fourth quarter 2003 operating profit was $200 million and included a net charge of $6 million primarily for asset impairments and facility closure costs.

            "Strong demand drove record profits in structural panels and resulted in the second highest year of profits for our building products business. Plywood and oriented strand board prices were up 23 percent and 28 percent from 2003, while lumber prices were up 15 percent," Correll said.

"Housing permits for October and November averaged 15 percent higher than the same period in 2003, indicating that residential demand remains strong along with improving commercial conditions."

Building Products Distribution

            In May 2004, Georgia-Pacific finalized the previously announced sale of its building products distribution business to BlueLinx Holdings, Inc. In connection with the sale,
Georgia-Pacific entered into a six-year agreement with this company to continue to sell it structural panels, lumber and other building products manufactured by Georgia-Pacific.

The building products distribution business reported an operating profit of $111 million through the May 7 sale date, compared with $98 million for the full year in 2003.

Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment profit.

            For the year 2004, this segment reported a loss before unusual items of $480 million compared with a loss before unusual items of $315 million for the same period of 2003. The operating loss in 2004 was $711 million and included total pretax charges of $231 million for unusual items including additions to the company's asbestos reserves, the early extinguishment of debt and gains on asset sales. The operating loss in 2003 was $282 million and included a $33 million credit for unusual items primarily for litigation, monetization of a portion of the asbestos insurance receivable and pension settlement costs. The segment also experienced higher costs for stock-based compensation, incentive compensation, information technology, and employee and retiree benefits.

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            The segment reported a fourth-quarter 2004 operating loss before unusual items of $149 million compared with a loss before unusual items of $102 million for the same period of 2003. The fourth quarter 2004 operating loss was $329 million and included pretax charges of $180 million of unusual items for additions to the company's asbestos reserves and the early extinguishment of debt. The fourth quarter 2003 operating loss was $137 million and included $35 million of unusual items for pretax charges for asbestos costs, net of anticipated insurance recoveries, litigation settlement costs and costs to monetize a portion of its asbestos insurance receivable. The segment also experienced higher costs related to incentive compensation, information technology and foreign currency translation.

Discontinued Operations

            In May, the company finalized the sale of its non-integrated pulp operations. These operations reported net losses of $3 million through the May 7 sale date in 2004 and $98 million for the full year 2003. The fourth quarter 2003 net loss was $106 million due to a goodwill impairment charge.

Summary

            "We are very pleased with our 2004 results. In 2005 we will continue to deliver on our promise to improve our financial strength and flexibility, and increase value for our shareholders by reducing debt, maximizing cash flow and improving returns on capital," Correll concluded.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs approximately 55,000 people at 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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            Certain statements contained in this release, that are not reported financial results or other historical information, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, and future economic and industry conditions are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of factors including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended Oct. 2, 2004.

            The accuracy of statements relating to the company's asbestos liabilities and defense costs is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving pending and future claims, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (unaudited)

	Fourth Quarter

	2004	2003

NET SALES
North America consumer products	$ 1,449	$ 1,403
International consumer products	523	497
Packaging	770	713
Bleached pulp and paper	563	523
Building products manufacturing	1,550	1,634
Building products distribution	-	1,173
Other[1]	(350)	(733)

Total net sales	$ 4,505	$ 5,210

OPERATING PROFIT (LOSS)
North America consumer products	$ 222	$ 167
International consumer products	39	37
Packaging	77	109
Bleached pulp and paper	24	(8)
Building products manufacturing	86	200
Building products distribution	-	22
Other	(329)	(137)

Total operating income	119	390
Interest expense	(159)	(213)

(Loss) income from continuing operations before income taxes	(40)	177
Provision for income taxes	55	(40)

Income from continuing operations, net of taxes	15	137
Income(loss) from discontinued operations, net of taxes	1	(106)

Net income	$ 16	$ 31

Basic per share:
Income from continuing operations, net of taxes	$ 0.06	$ 0.55
Loss from discontinued operations, net of taxes	-	(0.43)

Net income	$ 0.06	$ 0.12

Diluted per share:
Income from continuing operations, net of taxes	$ 0.06	$ 0.54
Loss from discontinued operations, net of taxes	-	(0.42)

Net income	$ 0.06	$ 0.12

Average number of shares outstanding:
Basic	256.4	251.2
Diluted	263.7	254.0

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Fiscal Year Ended

	2004	2003

NET SALES
North America consumer products	$ 5,656	$ 5,434
International consumer products	2,072	1,941
Packaging	2,968	2,787
Bleached pulp and paper	2,230	2,053
Building products manufacturing	6,892	5,885
Building products distribution	1,886	4,266
Other[1]	(2,048)	(2,710)

Total net sales	$ 19,656	$ 19,656

OPERATING PROFIT (LOSS)
North America consumer products	$ 698	$ 601
International consumer products	174	160
Packaging	304	345
Bleached pulp and paper	51	(48)
Building products manufacturing	997	378
Building products distribution	111	98
Other	(711)	(282)

Total operating income	1,624	1,252
Interest expense	(701)	(819)

Income from continuing operations before income taxes	923	433
Provision for income taxes	(297)	(109)

Income from continuing operations, net of taxes	626	324
Loss from discontinued operations, net of taxes	(3)	(98)

Income before accounting change	623	226
Cumulative effect of accounting change, net of taxes	-	28

Net income	$ 623	$ 254

Basic per share:
Income from continuing operations, net of taxes	$ 2.45	$ 1.29
Loss from discontinued operations, net of taxes	(0.01)	(0.39)

Income before accounting change	2.44	0.90
Cumulative effect of accounting change, net of taxes	-	0.11

Net income	$ 2.44	$ 1.01

Diluted per share:
Income from continuing operations, net of taxes	$ 2.38	$ 1.29
Loss from discontinued operations, net of taxes	(0.01)	(0.39)

Income before accounting change	2.37	0.90
Cumulative effect of accounting change, net of taxes	-	0.11

Net income	$ 2.37	$ 1.01

Average number of shares outstanding:
Basic	255.3	250.4
Diluted	262.8	251.4

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except per share amounts) (unaudited)

	Fourth Quarter 2004				Fourth Quarter 2003

	Income from continuing operations, net of taxes	Income from discontinued operations, net of taxes	Net income	Diluted earnings per share	Income from continuing operations, net of taxes	Loss from discontinued operations, net of taxes	Net income	Diluted earnings per share

Income (loss) as reported (GAAP earnings)	$ 15	$ 1	$ 16	$ 0.06	$ 137	$ (106)	$ 31	$ 0.12

Loss on early extinguishment of debt	13	-	13	0.05	-	-	-	-

Increase in net asbestos indemnity liability	31	-	31	0.12	10	-	10	0.04

Increase in asbestos defense liability	69	-	69	0.26	-	-	-	-

Change in environmental liabilities,
net of insurance receivables	(6)	-	(6)	(0.02)	(42)	-	(42)	(0.17)

Gain on asset sales, net	(11)	(1)	(12)	(0.04)	(30)	-	(30)	(0.12)

Pulp goodwill impairment	-	-	-	-	-	106	106	0.42

Asset impairments, severance costs and other	23	-	23	0.08	57	-	57	0.23

Income before unusual items	$ 134	$ -	$ 134	$ 0.51	$ 132	$ -	$ 132	$ 0.52

Income before unusual items and accounting change is net income reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Change (In millions, except per share amounts) (unaudited)

	Fiscal Year Ended 2004				Fiscal Year Ended 2003

	Income from continuing operations, net of taxes	(Loss) income from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share	Income from continuing operations, net of taxes	(Loss) income from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$ 626	$ (3)	$ 623	$ 2.37	$ 324	$ (98)	$ 254	$ 1.01

Loss on early extinguishment of debt	46	-	46	0.18	-	-	-	-

Increase (decrease) in net asbestos
indemnity liability	31	-	31	0.12	(64)	-	(64)	(0.25)

Increase in asbestos defense liability	69	-	69	0.26	-	-	-	-

Change in environmental liabilities,
net of insurance receivables	(6)	-	(6)	(0.02)	(42)		(42)	(0.17)
						-
(Gain) loss on asset sales, net	(51)	12	(39)	(0.16)	(41)	-	(41)	(0.16)

Pulp goodwill impairment	-	-	-	-	-	106	106	0.42

Asset impairments, severance costs and other	47	-	47	0.18	164	-	164	0.65

Accounting change	-	-	-	-	-	-	(28)	(0.11)

Income before unusual items
and accounting change	$ 762	$ 9	$ 771	$ 2.93	$ 341	$ 8	$ 349	$ 1.39

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

	Fourth Quarter 2004

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products Mfg.	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 222	$ 39	$ 77	$ 24	$ 86	$ -	$ (329)	$ 119
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	-	21	21
Increase in net asbestos liability	-	-	-	-	-	-	159	159
Change in environmental liabilities, net of insurance receivables	(9)	-	-	-	-	-	-	(9)
Gain on asset sales, net	(5)	-	(7)	-	-	-	-	(12)
Asset impairments, severance costs and other	19	3	2	(1)	15	-	-	38

Total unusual items	5	3	(5)	(1)	15	-	180	197

Operating profit (loss) excluding unusual items	$ 227	$ 42	$ 72	$ 23	$ 101	$ -	$ (149)	$ 316

	Fourth Quarter 2003

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products Mfg.	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 167	$ 37	$ 109	$ (8)	$ 200	$ 22	$ (137)	$ 390
Unusual items:
Increase in net asbestos liability	-	-	-	-	-	-	16	16
Change in environmental liabilities, net of insurance receivables	(66)	-	-	-	-	-	-	(66)
Gain on asset sales, net	-	-	(50)	-	-	-	-	(50)
Asset impairments, severance costs and other	44	15	-	7	6	-	19	91

Total unusual items	(22)	15	(50)	7	6	-	35	(9)

Operating profit (loss) excluding unusual items	$ 145	$ 52	$ 59	$ (1)	$ 206	$ 22	$ (102)	$ 381

Operating profit before unusual items is operating profit reported under generally accepted accounting principles ("GAAP") excluding the pre-tax effect of items considered by management to be unusual. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with operating profit provides for a more complete analysis of results of operations. Operating profit is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

	Fiscal Year Ended 2004

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products Mfg.	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 698	$ 174	$ 304	$ 51	$ 997	$ 111	$ (711)	$ 1,624
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	-	74	74
Increase in net asbestos liability	-	-	-	-	-	-	159	159
Change in environmental liabilities, net of insurance receivables	(9)	-	-	-	-	-	-	(9)
Gain on asset sales, net	(5)	-	(30)	(24)	(5)	(20)	(2)	(86)
Asset impairments, severance costs and other	46	4	8	(1)	19	-	-	76

Total unusual items	32	4	(22)	(25)	14	(20)	231	214

Operating profit (loss) excluding unusual items	$ 730	$ 178	$ 282	$ 26	$ 1,011	$ 91	$ (480)	$ 1,838

	Fiscal Year Ended 2003

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products Mfg.	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$ 601	$ 160	$ 345	$ (48)	$ 378	$ 98	$ (282)	$ 1,252
Unusual items:
ncrease (decrease) in net asbestos liability	-	-	-	-	-	-	(102)	(102)
Change in environmental liabilities, net of insurance receivables	(66)	-	-	-	-	-	-	(66)
Gain on asset sales, net	-	-	(68)	-	-	-	-	(68)
Asset impairments, severance costs and other	81	15	-	56	40	-	69	261

Total unusual items	15	15	(68)	56	40	-	(33)	25

Operating profit (loss) excluding unusual items	$ 616	$ 175	$ 277	$ 8	$ 418	$ 98	$ (315)	$ 1,277

Notes to Operating Highlights
1.

During the fourth quarter of 2004 the company recorded a pretax asbestos-related charge of $159 million ($100 million after tax) consisting of an increase of $48 million pretax for the tenth year of the company's asbestos reserves, a $109 million pretax increase in reserves for its asbestos defense spending through 2014 and a net $2 million pretax reduction of its asbestos insurance receivables.

2.	During the fourth quarter of 2004, the company recorded a pretax charge of $38 million ($23 million after tax) primarily for asset impairments, employee separation and machine closure costs.

3.

During the fourth quarter of 2004, the company called $250 million of its 8.25% debentures due March 1, 2023, and $250 million of its 8.125% debentures due June 15, 2023. In conjunction with these transactions, the company recorded a pretax charge of $21 million for call premiums and to write off deferred debt issuance costs.

4.	During the fourth quarter of 2004, the company sold certain packaging assets and a warehouse, and recognized a pretax gain of $12 million.

5.

During the fourth quarter of 2004, the company recorded a pretax credit of $9 million ($6 million after tax) in its North America consumer products segment for an adjustment to an insurance receivable related to an environmental reserve.

6.

On May 7, 2004, the company completed the sale of its building products distribution segment to BlueLinx Holding, Inc., for $767 million in cash and a receivable of $51 million, primarily related to working capital. In addition, the company received $173 million in cash in June to settle an intercompany payable related to product sold to the building products distribution business prior to closing. This transaction resulted in a pretax gain of $20 million, $13 million of which was recorded in the third quarter and was a result of the final working capital adjustment.

7.

On May 7, 2004, the company completed the sale of its non-integrated pulp mills at Brunswick, Ga., and New Augusta, Miss., along with a short-line railroad, to Koch Cellulose, LLC, ("Koch") and its subsidiaries for $511 million in cash and a receivable of approximately $9 million for working capital. In addition, Koch assumed $73 million of indebtedness. This transaction resulted in a pretax gain of $5 million and an after-tax loss of $13 million that was included in discontinued operations on the statements of operations. The working capital receivable of $9 million was received in October 2004.

8.	During the second quarter of 2004, the company sold all of its interests in a Brazilian pulp business for $71 million. This transaction resulted in a pretax gain of $24 million.

9.	During the second quarter of 2004, the company sold certain packaging assets and an aircraft and recognized a pretax gain of $26 million.

10.

On July 2, 2004, the company entered into a new $2.5 billion, five-year, senior unsecured credit facility that includes a $500 million unamortizing term loan. As a result of the new credit facility, the company recorded a pretax charge of approximately $3 million during the second quarter of 2004 to write off deferred debt issuance costs.

11.

During the first quarter of 2004, the company called $243 million of its 9.875% debentures due Nov. 1, 2021, and $250 million of its 9.625% debentures due March 15, 2022. During the second quarter of 2004, the company called $250 million of its 9.5% debentures due May 15, 2022 and $240 million of its 9.125% debentures due July 1, 2022. In conjunction with these transactions, the company recorded a pretax charge of $50 million for call premiums and to write off deferred debt issuance costs during the first six months of 2004.

12.

The company's fiscal fourth quarter and year ends on the Saturday closest to December 31. Typically, the company's fiscal fourth quarter and year consists of 13 weeks and 52 weeks, respectively, ending on Saturday. However, because the 2003 fiscal fourth quarter and year ended on January 3, 2004, the company's 2003 fiscal fourth quarter and year had 14 weeks and 53 weeks, respectively.

13.

During the fourth quarter of 2003, the company recorded a pretax credit of $66 million ($42 million after tax) in its North America consumer products segment for an adjustment to an environmental reserve.

14.

In December 2003, the company recorded a one-time gain of $50 million ($30 million after tax) from the sale of most of its short-line railroad operations for $56 million in cash. During the second quarter of 2003, the company sold certain packaging assets and recorded a pretax gain of $18 million in its packaging segment. These gains were reflected in the packaging segment.

15.

During the fourth quarter of 2003, the company recorded a pretax charge of $16 million ($10 million after tax) for adding an additional year to our 10-year reserve for asbestos liabilities and defense costs, net of insurance receivables. In the third quarter of 2003, the company reached agreements with two insurers of our asbestos liabilities that resulted in an increase in the amount of insurance receivable through 2012 by $118 million. These amounts were reflected in the operating results of the Other segment.

16.	During the fourth quarter of 2003, the Company recorded a pretax charge of $91 million ($57 million after tax) primarily for asset impairments, employee separation and machine closure costs.

17.

In September 2003, the company reached an agreement to settle a class action lawsuit filed against Georgia-Pacific and other manufacturers of containerboard, and recorded a charge of $21 million in the Other segment to accrue for this settlement.

18.

On April 4, 2003, the company announced the closure of tissue manufacturing and converting operations at its Old Town, Maine, mill. In connection with this closure, the company determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, the company recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively. In the second quarter of 2003, the company recorded a pretax charge of $11 million for related severance and business exit costs.

19.

On Dec. 29, 2002, the company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after-tax credit of $28 million effective at the beginning of 2003. Effective Dec. 29, 2002, the company also adopted SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" (SFAS No. 148), an amendment of SFAS No. 123. The impact on compensation expense recognized in 2003 relating to the 2003 stock option awards was a reduction to expense of approximately $2 million.

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